Exhibit 99.1
Majesco Entertainment Company Reports Fourth Quarter and Year-End Fiscal 2010 Financial Results
EDISON, N.J., Jan 18, 2011 /PRNewswire via COMTEX News Network/ — Majesco Entertainment Company (Nasdaq: COOL), an innovative provider of video games for the mass market, today reported financial results for the fourth quarter and full year ended October 31, 2010.
For the fourth quarter ended October 31, 2010, Majesco’s net revenues decreased 2.2 percent to $23.4 million versus $23.9 million in the same period a year ago. During this same period, the Company reported an operating loss of $1.3 million, compared to an operating loss of $5.5 million in the fourth quarter of 2009. Non-GAAP operating loss was $1.2 million versus non-GAAP operating loss of $5.0 million in 2009. Net loss for the quarter was $1.5 million versus net loss of $4.5 million in 2009. On a non-GAAP basis, net loss for the quarter was $1.5 million compared to non-GAAP net loss of $5.4 million last year.
The Company’s basic and diluted net loss per share for the quarter ended October 31, 2010 was $0.04 compared to net loss per basic and diluted share of $0.14 in the same period last year. Non-GAAP diluted net loss per share was $0.04 compared to a net loss per share of $0.16 last year.
For the twelve months ended October 31, 2010, the Company’s net revenues decreased 20 percent to $75.6 million versus the same period in 2009. During this same period, the Company reported an operating loss of $2.1 million compared to an operating loss of $6.6 million in the same 2009 period. Non-GAAP operating loss for the twelve month period was $0.3 million compared to non-GAAP operating loss of $3.0 million for the comparable 2009 period. Net loss through the twelve months of fiscal 2010 was $1.0 million versus net loss of $7.2 million in the comparable 2009 period. Non-GAAP net loss was $1.3 million for fiscal 2010 compared to net loss of $4.4 million in the same 2009 period.
The Company’s basic and diluted net loss per share for the twelve months ended October 31, 2010 was $0.03 compared to net loss per share for the twelve months ended October 31, 2009 of $0.24. The Company’s non-GAAP diluted net loss per share for the twelve months ended October 31, 2010 was $0.04 compared to net loss per share of $0.15 in the comparable 2009 period.
Jesse Sutton, Chief Executive Officer of Majesco, said, “In 2010, we significantly reduced our net loss by reducing costs and focusing on our mass market game franchises and the holiday selling season. We are encouraged by the strong start to fiscal 2011, led by the recent launches of Crafting Mama, Babysitting Mama, and Zumba Fitness for Kinect, PlayStation®Move, and Wii. In particular, Zumba Fitness is off to a fantastic start and has already sold over 500,000 units in less than two months. Importantly, nearly all of our key holiday titles launched in our January quarter. Therefore, our fourth quarter and fiscal year 2010 results do not reflect the successful launches of Zumba Fitness, Babysitting Mama, and a significant number of reorders for Crafting Mama, which was not released until the final week of October.”
“In 2011, we expect to continue to publish innovative new titles that cater to the mass-market audience, on whichever platforms they are attracted to. Development is already well underway for numerous titles on new platforms, including Kinect for Xbox 360, PlayStation®Move, as well as Nintendo 3DS, which is expected to launch this March in North America. Furthermore, we are also excited about our digital initiative which encompasses Xbox LIVE, PlayStation®Network, iPhone, iPad, and numerous Facebook social games.”
Highlights
•	For the twelve months ended October 31, 2010, our GAAP net loss was $1.0 million, a decrease of $6.2 million from the same period last year.

•	Fiscal 2010 operating expenses declined to $20.5 million, down 30 percent from the same period in 2009.

•	Shipped ‘Crafting Mama’ for Nintendo DS, which is the latest brand extension of the Cooking Mama franchise that has now sold over 8 million units in North America. ‘Crafting Mama’ has become another hit for the franchise, selling over 250,000 units in less than three months.

•	In the fourth quarter of 2010, Majesco released ‘Swords’ for Wii, ‘Serious Sam HD: The Second Encounter’ for Xbox LIVE Arcade, ‘Greg Hastings Paintball 2’ for Xbox 360 and Wii, ‘Gardening Mama’ for the iPhone, ‘My Baby 3 & Friends’ for DS, ‘Flip’s Twisted World’ for DS, and ‘Crafting Mama’ for DS.
Announced Product Line-up
First Quarter Fiscal 2011 Ending January 31, 2011
To date, the Company has announced the following titles that were or are expected to be released during its fiscal first quarter 2011, which includes the holiday sales period:
•	Babysitting Mama for Wii stars the iconic Mama from the best-selling Cooking Mama franchise and features an exciting new play mechanic. This innovative simulation game is delivered to consumers with an adorable plush baby doll into which the babysitter tucks the Wii Remote™ in order to interact with the doll and game at the same time in 40 different activities.

•	Zumba Fitness® for Wii, Kinect for Xbox 360, and PlayStation®Move is a one-of-a-kind exercise program that pairs Latin rhythms with red-hot international dance steps so you can have a blast as you party your way into shape. Through invigorating, high calorie-burning fitness classes, the Zumba® program has helped melt the pounds and inches off 10 million Zumba-enthusiasts in more than 110 countries. Released on November 18, 2010, Zumba Fitness has already sold over 500,000 units in less than two months.

•	Cooking Mama Friends’ Café for Facebook Platform features the same accessible, recipe-based mini-game formula that has helped the Mama franchise exceed 8 million units sold in North America. On Facebook Platform, that mechanic is combined with new menu and customer management within an economy driven cafe. Players first buy ingredients, then chop, mix, pour, and bake with their mouse to create delectable dishes like holiday ham, fried rice and chicken parm that they can then share with friends and sell to Café customers.

•	Left Brain Right Brain for iPhone, iPad and iPod Touch is based on the best-selling Nintendo DS ambidextrous brain game franchise that lets players sharpen their mental skills by training the left and right hemispheres of their brain with activities based on speed, accuracy, association, recognition, memory and strategy.
Fiscal 2011
To date, the Company has announced the following titles that are expected to be released during the rest of fiscal 2011:
•	Monster Tale for Nintendo DS is being developed by the key leads behind the critically acclaimed Henry Hatsworth in the Puzzling Adventure. The game mixes platform game play on the top screen with a deep pet-raising game on the Touch Screen to create a dynamic, one-of-a-kind adventure. The heroes of this intriguing tale are little Ellie and a mysterious young monster named Chomp who together set out to reclaim the Monster World from the Kid Kings and their enslaved creature pets.

•	Greg Hastings Paintball 2 for PlayStation®Network is the most realistic paintball experience to date from the #1 name in the sport. The game introduces more than 10 single and multiplayer game modes, each staged in all-new paintball locations based on 62 actual fields around the world. Featuring three new event branches — Tournament Speedball, Recball, and Tournament Woodsball — players can build and develop their team of professional ballers to conquer the field. Support for the PlayStation®Move motion controller ensures precise targeting in online battles with up to 14 friends.

•	Cake Mania Main Street for Nintendo DS is based on the best-selling Cake Mania franchise that has been downloaded more than 200 million times and sold more than 700,000 copies worldwide on DS and Wii. The game features 100 new levels of fast-paced gameplay marked by the series’ signature time management mechanic, but this time players must run entirely new businesses, including a burger barn, flower shop and sushi restaurant.

•	Face Kart: Photo Finish for Nintendo 3DS literally puts YOU in the driver’s seat of an arcade style kart racer; players take photos of their face with their Nintendo 3DS camera and use them as avatars for their custom 3D racers, billboards and power-ups.

•	Pet Zombies in 3D for Nintendo 3DS lets players reanimate their very own zombies with a range of customizations and then care for (or torment!) their pets as they play with them in creepy 3D environments.

•	Summer Camp Showdown for Wii is a motion-based adventure where players vie for the upper hand in sports and pranks to determine who rules the woods.
Fiscal 2011 Outlook
The Company expects fiscal 2011 full year net revenue in a range of $85 to $90 million, and Non-GAAP EPS of $0.06 to $0.10. The Company’s guidance assumes the release of approximately 19 SKUs in 2011, including six for the 3DS, four for Kinect for the Xbox 360, three for Wii and three for DS. The Company’s results are also impacted by seasonality from the December holiday period and variability based on release schedules.

2011 RELEASE SCHEDULE

Quarter 1	Quarter 2	Quarter 3	Quarter 4
Babysitting Mama Wii, $49.99	Monster Tale DS, $29.99	Cake Mania Main Street DS	Face Kart: Photo Finish 3DS

Zumba Fitness for Kinect, Wii and Move, $49.99 Kinect, $39.99 Wii and Move	Zumba Fitness for Wii and Move (Europe)	Summer Camp Showdown Wii, $19.99	Pet Zombies in 3D 3DS

Zumba Fitness for Kinect (Europe)	Greg Hastings Paintball 2 PSN, Price TBA

Left Brain Right Brain iPhone

Cooking Mama Friends’ Café Facebook; freemium
Conference Call
At 4:30 p.m. (EST) today, management will host an earnings conference call. To access the call in the U.S., please dial 1-800-860-2442. Please dial in approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days from the “Investor Info” section of the Company’s Web site at http://www.majescoentertainment.com. In addition, a replay of the call will be available via telephone for seven days beginning approximately two hours after the call. To listen to the telephone replay in the U.S., please dial 1-877-344-7529 and for international callers, dial 1-412-317-0088. Enter access code 447221.
Generally Accepted Accounting Principles (GAAP) and Non-GAAP Metrics
To facilitate a comparison between the three and twelve months ended October 31, 2010 and 2009, the Company has presented both GAAP and Non-GAAP financial results. GAAP financial measures, including operating income, net income, and basic and diluted earnings per share, have been adjusted to report certain Non-GAAP financial measures.
These Non-GAAP financial measures exclude the following items from the Company’s consolidated statements of operations:
•	Expenses related to non-cash compensation

•	Net proceeds from sale of certain state income tax net operating loss carryforwards

•	Settlement charges related to the settlement of class action litigation

•	Change in fair value of warrants

•	Expenses for the California studio which was closed in the fourth quarter fiscal 2009
These Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
For more information on these Non-GAAP financial measures, please see the tables in this release captioned “Reconciliation of GAAP and Non-GAAP Financial Measures”.
About Majesco Entertainment Company
Majesco Entertainment Company is a provider of video games for the mass market. Building on more than 20 years of operating history, the company is focused on developing and publishing a wide range of casual and family oriented video games on Kinect for Xbox 360®, PlayStation®Move motion controller, Wii™, Nintendo 3DS™ and DS™, Facebook® Platform, mobile and other leading platforms. Product highlights include Cooking Mama™, Babysitting Mama™, TETRIS® Party Deluxe and Zumba Fitness®. The Company’s shares are traded on the Nasdaq Stock Market under the symbol: COOL. Majesco is headquartered in Edison, NJ and has an international office in Bristol, UK. More info can be found online at www.majescoentertainment.com or on Twitter at www.twitter.com/majesco.

Safe Harbor
Some statements set forth in this release, including the estimates under the headings “Fiscal 2011 Outlook” contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause our results to differ materially from our expectations include the following: consumer demand for our products, the availability of an adequate supply of current-generation and next-generation gaming hardware, including but not limited to Nintendo’s DS and Wii™ platforms; our ability to predict consumer preferences among competing hardware platforms; consumer spending trends; the seasonal and cyclical nature of the interactive game segment; timely development and release of our products; competition in the interactive entertainment industry; developments in the law regarding protection of our products; our ability to secure licenses to valuable entertainment properties on favorable terms; our ability to manage expenses; our ability to attract and retain key personnel; adoption of new accounting regulations and standards; adverse changes in the securities markets; our ability to comply with continued listing requirements of the Nasdaq stock exchange; the availability of and costs associated with sources of liquidity; and other factors described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended October 31, 2009. We do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

MAJESCO ENTERTAINMENT COMPANY
UNAUDITED SUPPLEMENTARY PRODUCT DATA
Net sales by Platform for three and twelve months
(Unaudited, in thousands)

	Three Months Ended October 31,
	2010	%	2009	%
Nintendo Wii	8,358	35.7%	11,562	48.4%
Nintendo DS	13,483	57.7%	12,000	50.2%
Other	1,542	6.6%	339	1.4%

TOTAL	23,383	100.0%	23,901	100.0%

	Twelve Months Ended October 31,
	2010	%	2009	%
Nintendo Wii	23,633	31.2%	50,062	53.0%
Nintendo DS	48,879	64.6%	40,472	42.8%
Other	3,136	4.2%	3,918	4.2%

TOTAL	75,648	100.0%	94,452	100.0%

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET DATA
(in thousands, except share data)

	October 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$8,004	$11,839
Due from factor	1,015	1,172
Accounts and other receivables, net	725	1,145
Inventory, net	8,418	6,190
Advance payments for inventory	5,454	3,126
Capitalized software development costs and license fees	4,903	3,678
Prepaid expenses	921	847

Total current assets	29,440	27,997
Property and equipment, net	520	447
Other assets	69	83

Total assets	$30,029	$28,527

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,375	$9,356
Customer billings due to distribution partner	—	230
Inventory financing payables	5,557	6,053
Advances from customers and deferred revenue	945	543

Total current liabilities	17,877	16,182
Warrant liability	144	626
Commitments and contingencies
Stockholders’ equity:
Common stock — $.001 par value; 250,000,000 share authorized; 39,326,376 and 38,553,740 issued and outstanding at October 31, 2010 and October 31, 2009, respectively	39	38
Additional paid-in capital	114,824	113,484
Accumulated deficit	(102,333)	(101,361)
Accumulated other comprehensive loss	(522)	(442)

Net stockholders’ equity	12,008	11,719

Total liabilities and stockholders’ equity	$30,029	$28,527

CONSOLIDATED STATEMENT OF OPERATIONS DATA
(in thousands, except share data)

	Three Months Ended		Year Ended
	October 31,		October 31,
	2010	2009	2010	2009
Net revenues	$23,383	$23,901	$75,648	$94,452

Cost of sales
Product costs	14,146	12,504	38,718	39,699
Software development costs and license fees	5,450	8,077	17,524	29,329
Loss on impairment of software development costs and license fees — future releases	—	2,515	1,021	2,515

	19,596	23,096	57,263	71,543

Gross profit	3,787	805	18,385	22,909

Operating costs and expenses
Product research and development	986	767	3,347	4,672
Selling and marketing	2,207	3,070	8,432	14,618
General and administrative	1,733	1,742	8,127	8,557
Depreciation and amortization	42	54	183	263
Settlement of litigation and related charges, net	—	—	—	404
Loss on impairment of software development costs and license fees — cancelled games	131	635	407	966

	5,099	6,268	20,496	29,480

Operating loss	(1,312)	(5,463)	(2,111)	(6,571)
Other expenses (income)
Interest and financing costs, net	296	435	999	1,318
Change in fair value of warrants	(70)	(1,443)	(482)	415

Loss before income taxes	(1,538)	(4,455)	(2,628)	(8,304)
Income taxes	(9)	—	(1,656)	(1,115)

Net loss	$(1,529)	$(4,455)	$(972)	$(7,189)

Net loss per share:
Basic and diluted	$(0.04)	$(0.14)	$(0.03)	$(0.24)

Weighted average shares outstanding:
Basic and diluted	37,556,634	32,956,761	37,019,750	29,770,382

CONSOLIDATED STATEMENT OF CASH FLOWS DATA
(in thousands)

	Year Ended October 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(972)	$(7,189)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	(482)	415
Depreciation and amortization	183	263
Provision for price protection	3,226	5,363
Amortization of capitalized software development costs and prepaid license fees	6,543	13,418
Non-cash compensation expense	1,342	1,730
Share-based litigation settlement	—	404
Loss on asset disposals	27	—
Loss on impairment of software development costs and license fees	1,428	3,481
Changes in operating assets and liabilities
Due to/from factor — net	(3,325)	(7,186)
Accounts and other receivables	618	1,368
Inventory	(2,243)	(412)
Capitalized software development costs and prepaid license fees	(9,197)	(13,741)
Prepaid expenses	(2,394)	(2,001)
Accounts payable and accrued expenses	2,041	(779)
Litigation settlement	—	(700)
Customer billings due to distribution partner	(230)	(1,257)
Advances from customers	401	245

Net cash used in operating activities	(3,034)	(6,578)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(283)	(146)

Net cash used in investing activities	(283)	(146)

CASH FLOWS FROM FINANCING ACTIVITIES
Sale of common stock, net of expenses	—	8,628
Inventory financing	(497)	4,513

Net cash (used in) provided by financing activities	(497)	13,141

Effect of exchange rates on cash and cash equivalents	(21)	(83)

Net (decrease) increase in cash and cash equivalents	(3,835)	6,334
Cash and cash equivalents — beginning of year	11,839	5,505

Cash and cash equivalents — end of year	$8,004	$11,839

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for interest	$1,006	$1,322

Cash paid during the year for income taxes	$—	$1

SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITIES
Issuance of common stock in payment of accounts payable	$—	$459

Change in fair value of warrant liability	$(482)	$415

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except share amounts)

	Three Months Ended October 31,		Year Ended October 31,
	2010	2009	2010	2009
GAAP operating loss	$(1,312)	$(5,463)	$(2,111)	$(6,571)
Settlement of litigation and related charges, net (1)	—	—	—	404
Non-cash compensation (3)	69	475	1,395	1,730
Severance (4)	—	—	403	—
California studio (5)	—	—	—	1,404

Non-GAAP operating loss	$(1,243)	$(4,988)	$(313)	$(3,033)

GAAP net loss	$(1,529)	$(4,455)	$(972)	$(7,189)
Settlement of litigation and related charges, net (1)	—	—	—	404
Change in fair value of warrants (2)	(70)	(1,443)	(482)	415
Non-cash compensation (3)	69	475	1,395	1,730
Severance (4)	—	—	403	—
California studio (5)	—	—	—	1,404
Sale of NJ state operating loss carryforwards (6)	—	—	(1,656)	(1,115)

Non-GAAP net loss	$(1,530)	$(5,423)	$(1,312)	$(4,351)

GAAP net loss per diluted share	$(0.04)	$(0.14)	$(0.03)	$(0.24)
Settlement of litigation and related charges, net (1)	—	—	—	0.01
Change in fair value of warrants (2)	—	(0.04)	(0.01)	0.01
Non-cash compensation (3)	—	0.01	0.04	0.06
Severance (4)	—	—	0.01	—
California studio (5)	—	—	—	0.05
Sale of NJ state operating loss carryforwards (6)	—	—	(0.04)	(0.04)

Non-GAAP net loss per diluted share	$(0.04)	$(0.16)	$(0.04)	$(0.15)

Shares used in GAAP and Non-GAAP per diluted share amounts	37,556,634	32,956,761	37,019,750	29,770,382

(1)	Represents charges to settle certain litigations pending in the United States District Court, District of New Jersey: (i) a securities class action brought on behalf of a purported class of purchasers of the Company’s securities; (ii) a private securities action filed by Trinad Capital Master Fund, Ltd.; and (iii) a second action filed by Trinad purportedly on behalf of the Company. All three actions are now concluded.

(2)	Represents the change in the fair value of warrants classified as a liability. The fair value of the warrants is calculated at each balance sheet date with a corresponding charge or credit to earnings for the amount of the change in fair value.

(3)	Represents expenses recorded for stock compensation expense. The Company does not consider stock-based compensation charges when evaluating business performance and management does not consider stock-based compensation expense in evaluating its short and long-term operating plans.

(4)	Represents one time severance costs related to a workforce reduction. During January 2010, Company management initiated a plan of restructuring to better align its workforce to its revised operating plans. As part of the plan, the Company reduced its personnel count by 16 employees, representing 17% of its workforce.

(5)	Represents operating expenses related to our internal development studio in California, which were not allocated to capitalizable projects. After evaluation of the studio’s performance, and changes in the availability and cost of development with our third party partners, we determined that closing the studio and taking advantage of these external opportunities represented a better value for the Company.

(6)	In December 2009 and November 2008, we received proceeds of approximately $1.6 million and $1.1 million, respectively, from the sale of the rights to approximately $21.2 million and $25.9 million of New Jersey state income tax operating loss carryforwards, under the Technology Business Tax Certificate Program administered by the New Jersey Economic Development Authority. Net proceeds have been recorded as an income tax benefit during each of the years ended October 31, 2010 and 2009.
SOURCE Majesco Entertainment Company